UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 16, 2010
WILLING HOLDING, INC.
(Exact name of registrant as specified in its charter)

Florida	000-53496	26-0655541

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 N. University Drive, Suite 810, Coral Springs, Florida	33071

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 755-5564
21218 St. Andrews Blvd., #131, Boca Raton, FL 33432
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
On July 16, 2010, Willing Holding, Inc. completed the acquisition of substantially all of the domestic franchise-related home health care assets of Valiant Healthcare, Inc., a Delaware corporation, through the execution and closing of an Asset Purchase Agreement (the “Agreement”). A copy of the Agreement is filed herewith as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The brief description below is only a summary of certain of the key terms of the Agreement and does not purport to be complete and is qualified entirely by the Agreement filed as Exhibit 2.1. The Agreement has been approved by all of Valiant’s Board of Directors as well as stockholders owning approximately 90% of Valiant capital stock.
Pursuant to the terms of the Agreement, in exchange for the assets of Valiant, Willing has delivered 25,250,000 shares of Class A common stock to Valiant, or approximately 90% of the outstanding common stock of Willing, which has placed the stockholders of Valiant in a majority position of the outstanding capital stock of Willing. Effective with the closing of the Agreement, Valiant has assumed all of the indebtedness of Willing, which is estimated at approximately $225,000. At the closing, Thomas L. DiStefano III has resigned as Chairman but will otherwise remain a director. All other Willing officers have resigned and Mr. DiStefano has appointed new officers of Willing as directed by Valiant.
After the closing and subject to shareholder approval and compliance with proxy statement requirements, Willing intends to change its legal name to “Valiant Health Care, Inc.” and Valiant has agreed to change its name as well.
The Agreement has been included to provide security holders with information regarding its terms. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specified dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to potential investors and other third parties. Information concerning the subject matter of the representations and warranties may change after the date the Agreement, which subsequent information may or may not be fully reflected in Valiant’s public disclosures.
Item 2.01 — Completion of Acquisition or Disposition of Assets.
Immediately after the closing of the transaction with Valiant, Willing executed a Share Purchase Agreement by and among itself, its wholly-owned subsidiary New World Mortgage, Inc. and Francis Leonard whereby Willing sold to Mr. Leonard all of the issued and outstanding shares it owned in New World in exchange for $100. Willing previously purchased New World from Mr. Leonard in April 2008. A copy of the Share Purchase Agreement is filed herewith as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 — Unregistered Sales of Equity Securities.
As stated above in Item 1.01, all of the purchase price for this acquisition consisted of 25,250,000 shares of the Class A common stock of Willing. Willing relied upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The 25,250,000 restricted shares will be distributed to certain of Valiant’s current stockholders, officers, directors, employees and consultants in exchange for any current shares of Valiant that such individual owns.
Item 5.02 — Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As part of the transaction with Valiant, all of the officers and directors of Willing resigned as of July 14, 2010, except that Thomas L. DiStefano III remained as a directors. At the direction of Valiant, Mr. DiStefano approved resolutions of Willing’s Board of Directors that would increase the size of the Board to eight members, effective July 16, 2010. When Willing’s Schedule 14f-1 has been filed and approved by the SEC, Willing intends to fill the vacancies created by the increase in the size of the Board with the individuals who were previously Board members of Valiant; however, Aarif Dohad, who served as Valiant’s Chairman of the Board was appointed a member of Willing’s Board of Directors as of July 16, 2010.
At Valiant’s direction and as of the closing and pursuant to the Purchase Agreement, Mr. DiStefano further approved resolutions of Willing’s Board of Directors such that certain of the prior officers of Valiant should become officers of Willing. Therefore, pursuant to Article V of the Willing’s Bylaws, the following individuals were appointed to the office designated below to serve until the next annual meeting of the Board of Directors and until their successors have been elected and qualified:

Mirella Salem	Chief Executive Officer
Steven Turner	President
John Rowsell	Senior Vice President of Franchise Relations
Angela C. Rodriguez	Chief Financial Officer
Item 9.01 — Financial Statements and Exhibits.
(a) Financial statements of business acquired.
If required, financial statements will be filed by amendment to this Form 8-K within 71 days from the date that the filing of this report is required.

(b) Pro forma financial information.
If required, pro forma financial information will be filed by amendment to this Form 8-K within 71 days from the date that the filing of this report is required.
(c) Exhibits. The following exhibits are filed with this Report:

2.1	—	Asset Purchase Agreement, dated July 14, 2010, by and between Valiant Healthcare, Inc. and Willing Holding, Inc.

2.2	—	Share Purchase Agreement, dated July 14, 2010, by and between Willing Holding, Inc., New World Mortgage, Inc. and Francis Leonard.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VALIANT HEALTHCARE, INC.
By:	/s/ Steven Turner
	Name:	Steven Turner
	Title:	President
Dated: July 16, 2010

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